Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2009 THIRD QUARTER RESULTS

Salt Lake City, Utah, March 17, 2009: Schiff Nutrition International, Inc. (NYSE: WNI), today announced results for the fiscal 2009 third quarter and nine months ended February 28, 2009.

Schiff Nutrition’s net sales were $49.9 million for the third quarter, compared to $46.2 million for the same period in fiscal 2008.  For its fiscal 2009 third quarter, Schiff Nutrition reported net income of $3.6 million, or $0.13 per diluted share, as compared to $4.0 million, or $0.14 per diluted share, for the fiscal 2008 third quarter, which included a pre-tax compensation charge of approximately $630,000 related to the fiscal 2008 first quarter special dividend.

Schiff Nutrition’s net sales were $145.0 million for the nine months ended February 28, 2009, compared to $126.5 million for the same period in fiscal 2008.  For the first nine months of fiscal 2009, Schiff Nutrition reported net income of $9.8 million, or $0.34 per diluted share, compared to $8.5 million, or $0.31 per diluted share, for the same period a year ago, which included a pre-tax compensation charge of approximately $4.3 million related to the fiscal 2008 first quarter special dividend.

Bruce Wood, President and Chief Executive Officer, stated “We delivered a 7.9% increase in overall net sales in the third quarter, versus the year ago period.  The increase was driven by substantial growth in our private label business and expanded distribution of our Schiff® MegaRed® new product, partially offset by a decline in our other branded business.  Gross profit and operating income margins decreased in the quarter versus a year ago as a result of the change in sales mix and higher raw material costs.  At the same time, we increased consumer marketing expenditures in the quarter, reflecting the commitment to supporting our brands, while reducing discretionary operating expenses.”

Wood added, “We continue to be encouraged with the performance of our Schiff MegaRed Omega-3 Krill Oil product.  In February, we initiated a national marketing campaign to support its growth.  Despite the extreme economic conditions generally, and the intense competitive climate in the supplements category, we have remained profitable and financially strong.  We believe we have the resources to capitalize on MegaRed and other new growth opportunities and are well positioned to compete aggressively over the long term.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, March 17 at 11:00 a.m. ET.  The U.S. domestic access number is 800-291-5365.  International participants should dial 617-614-3922. The participant passcode is 90486685.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp, and the webcast will be available through April 6, 2009.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 99065683.  The telephone replay will be available through March 19, 2009.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced, the level of customer and consumer acceptance of MegaRed, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including challenges to marketing, advertising or product claims, the inability to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Net sales	$49,872	$46,208	$144,955	$126,470
Cost of goods sold	32,563	25,794	92,165	73,074

Gross profit	17,309	20,414	52,790	53,396
Operating expenses:
Selling and marketing	8,227	8,612	24,772	22,104
Other operating expenses	3,871	5,659	13,326	19,170
Total operating expenses(1)	12,098	14,271	38,098	41,274

Income from operations	5,211	6,143	14,692	12,122
Other income, net	117	424	656	1,623

Income before income taxes	5,328	6,567	15,348	13,745
Income tax expense	1,712	2,524	5,571	5,251

Net income	$3,616	$4,043	$9,777	$8,494

Weighted average common shares outstanding - diluted	28,657	28,188	28,645	27,767

Net income per share - diluted	$0.13	$0.14	$0.34	$0.31

(1)
In association with declaration of a special dividend, the three and nine months ended February 29, 2008, respectively, includes $630 and $4,290 compensation charge associated with dividend equivalents paid or payable on stock options and certain restricted stock units.

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	February 28,	May 31,
	2009	2008
	(unaudited)

Cash and cash equivalents	$50,372	$45,979
Available-for-sale securities	4,873	3,298
Receivables, net	19,675	22,536
Inventories	33,759	29,233
Other current assets	4,542	3,709

Total current assets	113,221	104,755

Property and equipment, net	14,184	13,567

Other assets, net	5,709	6,164

Total assets	$133,114	$124,486

Current liabilities	$22,933	$23,274

Long-term liabilities	1,181	1,725

Stockholders’ equity	109,000	99,487

Total liabilities & stockholders’ equity	$133,114	$124,486

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